Exhibit 3.4

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION OF
RED MILE ENTERTAINMENT, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned person, desiring to amend the Certificate of Incorporation of Red Mile Entertainment, Inc. under the laws of the State of Delaware, does hereby sign, verify, and deliver to the Office of the Secretary of State of Delaware, this amendment to the certificate of incorporation for the above-named company (hereinafter referred to as the “Corporation”):

1. The amendment contained herein was approved by a majority vote of shareholders of the Corporation on January 2, 2007.

2. Article Fourth is hereby amended by adding at the end thereof as subsection 11 the following: “Effective as of February 8, 2007, each share of common stock of the Corporation issued and outstanding as of that date shall be subject to a one for three reverse split, with all fractional shares being rounded up to the nearest whole share.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Chester Aldridge, its Chief Executive Officer, this 30th day of January, 2007.

By:        /s/ Chester Aldridge
Name: Chester Aldridge
Title: Chairman and CEO